Appendix A

(Appendix Last Amended as of August 5, 2015; Name Changes in effect as of October 31, 2015)

Fund	Fee Rate (% of the average daily net assets)

WBI Tactical SMG Shares (f/k/a WBI SMID Tactical Growth Shares)	0.85%
WBI Tactical SMV Shares (f/k/a WBI SMID Tactical Value Shares)	0.85%
WBI Tactical SMY Shares (f/k/a WBI SMID Tactical Yield Shares)	0.85%
WBI Tactical SMS Shares (f/k/a WBI SMID Tactical Select Shares)	0.85%
WBI Tactical LCG Shares (f/k/a WBI Large Cap Tactical Growth Shares)	0.85%
WBI Tactical LCV Shares (f/k/a WBI Large Cap Tactical Value Shares)	0.85%
WBI Tactical LCY Shares (f/k/a WBI Large Cap Tactical Yield Shares)	0.85%
WBI Tactical LCS Shares (f/k/a WBI Large Cap Tactical Select Shares)	0.85%
WBI Tactical Income Shares	0.85%
WBI Tactical High Income Shares	0.85%
WBI Tactical Rotation Shares	0.85%

As of the date of this Agreement, the Advisor has delegated its affiliate, the Sub-Advisor, to receive such Advisor’s fee in consideration of the services to be provided pursuant to the Sub-Advisory Agreement.